AMENDMENT TO SUBADVISORY AGREEMENT

                           FUND ASSET MANAGEMENT, L.P.


     AMENDMENT made as of this 1st day of June, 2006 to the Subadvisory Agreement dated October 17, 2005 (the "Agreement"), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the "Adviser"), and Fund Asset Management, L.P., a Delaware limited partnership (the "Subadviser").

     WHEREAS, Adviser and Subadviser desire to amend the Agreement as permitted by section 11 of the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants contained and agreements contained in this Amendment, the parties agree as follows:

1.   CHANGE IN APPENDIX A

     Appendix A of the Agreement relating to compensation of the Subadviser shall be deleted and replaced by the attached Appendix A.

2.   EFFECTIVE DATE

     This Amendment shall become effective on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Funds II and
(ii) execution of the Amendment.

3.   AGREEMENT VALIDITY

     Except as provided for herein, all other provisions of the Agreement shall remain in full force and effect.

         (THE REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC



By: John Hancock Life Insurance Company (U.S.A.), its managing member



                                       By:   /s/ Bruce Speca
                                               Name: Bruce Speca
                                               Title: Executive Vice President



                                       FUND ASSET MANAGEMENT, L.P.



                                       By:   /s/ Donald C. Burke
                                               Name:      Donald C. Burke
                                               Title:     Managing Director

                                   APPENDIX A


     The Subadviser shall serve as investment subadviser for the Portfolio of John Hancock Funds II (the "Trust") listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Portfolio, the fee computed separately for such Portfolio at an annual rate as follows (the "Subadviser Fee"):

                                                                       Between
                                           First                  $500 million and                Excess over
                                 $500 million of Aggregate     $1 billion of Aggregate      $1 billion of Aggregate
Portfolio                               Net Assets                   Net Assets                   Net Assets

Large Cap Value Fund

*The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust. It also includes with respect to the Portfolio the net assets of one or more other portfolios as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other fund are determined as of the close of business on the previous business day of that fund.

Trust Portfolio(s)        Other Portfolio(s)
Large Cap Value Fund  --  Large Cap Value Trust, a series of John Hancock Trust

     The Subadviser Fee for the Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the "Applicable Annual Fee Rate"). The Subadviser Fee for the Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Portfolio. The Adviser shall provide Subadviser with such information as Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

     If, with respect to the Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.


                                       A-1